Exhibit 4(H)

Old Republic International Corporation
Description of Common Stock

A description of the material terms and provisions of the common stock, par value $1.00 per share (the “Common Stock”), of Old Republic International Corporation (the “Company” or “Old Republic”) and certain terms of the Company’s restated certificate of incorporation (the “certificate of incorporation”) and amended and restated by-laws (the “by-laws”) affecting the rights of holders of our Common Stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated by-laws. The Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934. The Common Stock is traded on the New York Stock Exchange under the symbol “ORI”.
Common Stock
Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s shareholders and is not entitled to preemptive rights. The Common Stock is neither redeemable nor convertible into other securities and there are no sinking fund provisions. The Common Stock is not subject to further calls or assessments by the Company.
Subject to the preferences applicable to any shares of the Company’s preferred stock outstanding at the time, holders of Common Stock are entitled to dividends when and as declared by the Company’s board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.
Certain Provisions of the Certificate of Incorporation, By-laws and Other Agreements
Old Republic’s certificate of incorporation and by-laws and certain other agreements to which Old Republic is a party contain certain provisions, described below, that could delay, defer or prevent a change in control of Old Republic if the board of directors determines that such a change in control is not in the best interests of Old Republic and its shareholders and could have the effect of making it more difficult to acquire Old Republic or remove incumbent management.
Certificate of Incorporation and By-Law Provisions. The terms of the authorized series of Old Republic’s preferred stock and the power in the board of directors to issue additional shares of preferred stock, Common Stock and class B common stock without shareholder approval could render more difficult or discourage a merger, tender offer or proxy contest for assumption of control by a holder of Old Republic’s securities.
Old Republic’s certificate of incorporation requires the approval of holders of 80% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class for (i) a merger or consolidation of Old Republic with, (ii) the sale, lease, exchange, mortgage, pledge or other disposition of all, substantially all, or any substantial part (as defined) of the assets of Old Republic or a subsidiary to, or (iii) the transfer of a substantial amount (as defined) of securities of Old Republic in exchange for the securities or assets of, any other person, firm, corporation or other entity, other than a subsidiary of Old Republic. This requirement does not apply if Old Republic’s board of directors approves the transaction under certain circumstances. This provision of the certificate of incorporation cannot be amended or repealed except by a vote of 80% of the outstanding shares of all classes of Old Republic stock entitled to vote in the election of directors, such shares to be considered as one class.
Old Republic’s certificate of incorporation prohibits any merger or certain other business combinations to be effected between Old Republic and any person or entity that owns more than 10% of Old Republic’s outstanding stock entitled to vote (an “Acquiring Entity”) unless it is approved by the holders of not less than 66 2/3% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class (other than shares beneficially owned by the Acquiring Entity) or is approved unanimously by Old Republic’s board of directors or is in compliance with certain other conditions. The conditions specified include a requirement that the price to be paid to the remaining shareholders of Old Republic in cash or securities be not less than the greatest of: (i) the highest price paid by the Acquiring Entity for its stock in Old Republic, (ii) a price that reflects the same premium over market price paid by the Acquiring Entity to other shareholders of Old Republic, (iii) a price that is equal to the book value of the Common Stock, and (iv) a price that reflects the same earnings multiple at which the Acquiring Entity’s stock is selling. This provision of Old Republic’s certificate of incorporation cannot be amended except by a vote of 66 2/3% of the outstanding shares of all classes of stock of Old Republic entitled to vote in the election of directors, such shares to be considered as one class, excluding stock of which an Acquiring Entity, if any, is the beneficial owner.
Pursuant to Old Republic’s certificate of incorporation, directors of Old Republic are divided into three classes and elected to serve staggered three-year terms. Under Delaware law, directors serving staggered terms can be removed from office only for cause. Additionally, special meetings of Old Republic’s shareholders, for any purpose may be called by the chief executive officer and must be called by the chief executive officer or secretary at the request in writing of a majority of Old Republic’s board of directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of Old Republic issued and outstanding and entitled to vote.
Rights Agreement. On June 26, 2017, Old Republic’s board of directors amended and restated the terms of its rights agreement. Each right, as amended, when it becomes exercisable, entitles the registered holder to purchase from Old Republic one one-hundredth of a share of series A junior participating preferred stock of Old Republic at a price of $100 per one-hundredth of a share of series A junior participating preferred stock (the “Purchase Price”), subject to adjustment.
The rights become exercisable upon the earlier to occur of (i) the public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an “Acquiring Person”); or (ii) 10 days following the commencement of a tender offer or exchange offer the consummation of which would result in a person becoming an Acquiring Person. The rights will expire at the close of business on June 25, 2027, unless earlier redeemed by Old Republic.
In the event that any person becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise and payment of the purchase price, that number of shares of Common Stock or one-hundredths of a share of series A junior participating preferred stock (or, in certain circumstances, other securities of Old Republic) having a value (immediately prior to such triggering event) equal to two times the exercise price of the right until the earliest of (i) June 25, 2027, (ii) the redemption of the rights, or (iii) the exchange of the rights for Common Stock.
In the event that, (i) Old Republic merges with an Acquiring Person or merges with any other person in which merger all holders of Common Stock are not treated alike, or (ii) more than 50% of Old Republic’s assets or earning power is sold or transferred, to an Acquiring Person, or, to any other person if in such transaction all holders of Common Stock are not treated alike, then each holder of a right shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.
Shares of series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A junior participating preferred stock will be entitled to a minimum preferential quarterly cash dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the aggregate per share amount (payable in kind) of all non-cash distributions declared per share of Common Stock. In the event of liquidation, the holders of the series A junior participating preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued and unpaid dividends and distributions) (per share, the “liquidation preference amount”); thereafter, and after the holders of Common Stock receive a liquidation payment of one one-hundredth of the liquidation preference amount, the holders of the series A junior participating preferred stock and the holders of Common Stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each share of series A junior participating preferred stock and Old Republic so held, respectively.
The certificate of incorporation provides, except as otherwise set forth therein, that each one one-hundredth share of the series A junior participating preferred stock will be entitled to one vote and shall be voted with the Common Stock as one class. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of series A junior participating preferred stock will be entitled to receive 100 times the amount received per share of Common Stock. In the event that the amount of accrued and unpaid dividends on the series A junior participating preferred stock is equivalent to six full quarterly dividends or more, the holders of the series A junior participating preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of Common Stock until all cumulative dividends on the series A junior participating preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.